Exhibit 10.36

Advised Line of Credit Note

$8,000,000.00
Date: February 14, 2011

Promise to Pay. On or before September 30, 2011, for value received, TANGOE, INC. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 2 Corporate Drive, 7th Floor, Shelton, CT 06484 (the “Bank”) or order, in lawful money of the United States of America, the sum of Eight Million and 00/100 Dollars ($8,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means a LIBOR Rate Advance or a CB Floating Rate Advance and “Advances” means all LIBOR Rate Advances and all CB Floating Rate Advances under this Note.

“Applicable Margin” means with respect to any CB Floating Rate Advance, 1.00% per annum and with respect to any LIBOR Rate Advance, 4.00% per annum.

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Connecticut and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CB Floating Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Interest Period” means, with respect to a LIBOR Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LIBOR Rate” means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

“Principal Payment Date” is defined in the paragraph entitled “Principal Payments” below.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to five (5) LIBOR Rate Advances and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each LIBOR Rate Advance at the Adjusted LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.

Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an Advance under this Note no later than 2:00 p.m. Eastern time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Eastern time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower’s notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance or LIBOR Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each LIBOR Rate Advance shall be in a minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00). All notices under this paragraph are irrevocable. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower’s account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Eastern time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11:00 a.m. Eastern time three (3) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or LIBOR Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); (ii) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (iii) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Eastern time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

Interest Payments. Interest on the Advances shall be paid as follows:

A.            For each CB Floating Rate Advance, on the first day of each month beginning with the first month following disbursement of the Advance or following conversion of an Advance into a CB Floating Rate Advance, and at the maturity or conversion of the Advance into a LIBOR Rate Advance;

B.            For each LIBOR Rate Advance, on the last day of the Interest Period for the Advance and, if the Interest Period is longer than three months, at three-month intervals beginning with the day three months from the date the Advance is disbursed.

Principal Payments. All outstanding principal and interest is due and payable in full on September 30, 2011, which is defined herein as the “Principal Payment Date”.

Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, shall bear interest at a per annum rate equal to the interest rate being charged on each such Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for each such Advance.

Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty.

The Borrower shall pay the Bank amounts sufficient (in the Bank’s reasonable opinion) to compensate the Bank for any loss, cost, or expense inclined as a result of:

A.            Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or

B.            Any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.

Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Rate Advance or to reduce the amount of any sum receivable by the Bank on any Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its controlling corporation’s) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the other Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.

Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Rate Advances, then the Bank shall at the Bank’s option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

Matters Regarding Payment. The Borrower will pay the Bank at the Bank’s address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 935114660 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only for the Borrower’s general corporate purposes.

Uncommitted Line of Credit. The Bank has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the lesser of (i) the Borrowing Base; and (ii) $8,000,000.00 (the “Line Amount”). In the event the outstanding principal balance under this Note at any time exceeds the Line Amount (the “Line Overadvance”), the Borrower agrees to immediately pay, without notice or demand by the Bank, an aggregate amount equal to the Line Overadvance, together with accrued and unpaid interest on the Line Overadvance. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. Bank may refuse to make any loan at any time notwithstanding that no event of default has occurred or exists or that Bank has made loans hereunder under similar circumstances. Bank may, for any reason or no reason at all, refuse to make any loan under this Note. The Borrower has executed and delivered this Note to provide for the terms that must be met before Bank will consider making an advance to Borrower and for ease of administering Advances that Bank may in its sole discretion make to Borrower. The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank.

General Definitions. As used in this Note, the following terms have the following respective meanings:

1.

“Affiliate” means any Person which, directly or indirectly, Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

2.

“Borrowing Base” means the amount stated as the net available amount on the most recent Borrowing Base Certificate submitted by Borrower to Bank, subject to verification by the Bank and determination by the Bank at any time and calculated using the eligibility criteria, borrowing base factors, dollar ceilings for various components and any deductions specified in the Borrowing Base Certificate. The Bank may in its sole discretion decline to make an advance when requested even if net availability under the Borrowing Base then exists.

3.	“Borrowing Base Certificate” means the report periodically submitted by the Borrower to the Bank in form acceptable to the Bank.

4.	“Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

5.

“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

6.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

7.	“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

8.

“Liabilities” means all debts, obligations, and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

9.	“Lieu” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

10.	“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

11.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

12.	“Pledgor” means any Person providing Collateral.

13.	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

14.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

15.

“Related Documents” means this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

16.

“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.            Within forty-five (45) days after each quarterly period, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B.            Within one hundred and eighty (180) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be reviewed by an independent certified public accountant of recognized standing satisfactory to the Bank.

C.            A Borrowing Base Certificate, along with such supporting documentation as the Bank may request, at the following times: (A) within twenty (20) days after and as of the end of each calendar month in which there was an outstanding advance of principal under this Note on the last day of such month, and (B) if no Borrowing Base Certificate has been provided or is otherwise due as of the end of the immediately preceding month, with any request for an advance under this uncommitted advised line of credit.

Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time and from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b)  the term “Securities and Other Property” means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

Representations by Borrower. The Borrower represents and warrants that each of the following is and will remain true and correct until the later of maturity or the date on which all Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; and, if the Borrower is not a natural Person: (i) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (ii) the execution and delivery of this Note and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.

Events of Default/Acceleration. If any of the following events occurs, this Note shall become due immediately, without notice, at the Bank’s option:

1.

Any Obligor fails to pay when due any of the Liabilities or any other debt to any Person, or any amount payable with respect to any of the Liabilities, or under this Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.

2.

Any Obligor or any Pledger: (a) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

3.

In the event (a) there is a default under the terms of any Related Document, (b) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (c) any Obligor fails to perform promptly under its guaranty, or (d) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

4.	There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.
5.	Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.
6.

Any Obligor or any of its Subsidiaries or any Pledgor: (a) becomes insolvent or unable to pay its debts as they become due; (b) makes an assignment for the benefit of creditors; (c) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (d) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (e) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (f) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (g) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

7.	A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Properly.
8.

Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (a) liquidates or is dissolved; (b) merges or consolidates with any other Person; (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (d) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (e) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

9.

Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

10.

Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.

11.	Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective Property, or the Collateral.
12.

Any material adverse change occurs in: (a) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (b) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (c) the Collateral.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Related Documents and the making, servicing and collection of this Note or the other Related Documents and any other amounts owed under this Note or the other Related Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; (g) any and all rights to any prior notice or prior opportunity for a hearing that the Borrower may have under Sections 52-278a to 52-278n, inclusive, of the Connecticut General Statutes, as the same may be amended, or under any similar law whether state, federal or constitutional, that may be hereafter enacted; (h) any requirement for the posting of a bond and any right to request a court to require the Bank to post a bond in connection with any prejudgment remedy sought, it being the Borrower’s intent that in the event of any legal action between the Borrower and the Bank pertaining to this Note, the Bank may invoke any prejudgment remedy, without providing the Borrower with any prior notice or prior opportunity for a hearing and the Bank’s attorney is specifically authorized to issue a writ for any prejudgment remedy without prior court order; and (i) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced. The Borrower acknowledges that it has made these waivers knowingly and voluntarily and after consideration of the ramifications of these waivers with its attorneys.

Cooperation. The Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, or the Collateral, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those

Liabilities have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Connecticut, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Connecticut is not a convenient forum or the proper venue for any such suit, action or proceeding.

Renewal and Extension. This Note is given in replacement, renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by, that Advised Line of Credit Note dated September 15, 2010 executed by the Borrower in the original principal amount of Six Million and 00/100 Dollars ($6,000,000.00), including previous renewals or modifications thereof, if any (the “Prior Note” and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Note, the “Prior Related Documents”), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a “Bank Party”) from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Note and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Note or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on the date that this Note has been executed by all of the signers and delivered to the Bank.

Miscellaneous. If more than one Borrower executes this Note: (i) each Borrower is liable jointly and severally for the Liabilities evidenced by this Note; (ii) the term “Borrower” means any one or more of them; and (iii) the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Borrower:

TANGOE, INC.

Address: 35 Executive Blvd.	By:	/s/ Gary R. Martino
Orange, CT 06477
	Gary R. Martino	Chief Financial Officer
	Printed Name	Title

Date signed: February 14, 2011